Exhibit (h)(xii)

April 30, 2018

ALPS Variable Investment Trust

Board of Trustees

1290 Broadway, Suite 1100

Denver, CO 80203

Re:	ALPS Variable Investment Trust (the “Trust”)

By our execution of this letter agreement (the “Agreement”), between the undersigned parties, ALPS Advisors, Inc. (“ALPS”) and Morningstar Investment Management, LLC (“MIM”), with the Trust, ALPS and MIM each agree to waive certain fees that such entity is entitled to receive from the following portfolios of the Trust: Morningstar Conservative ETF Asset Allocation Portfolio; Morningstar Income and Growth ETF Asset Allocation Portfolio; Morningstar Balanced ETF Asset Allocation Portfolio; Morningstar Growth ETF Asset Allocation Portfolio and Morningstar Aggressive Growth ETF Asset Allocation Portfolio (collectively, the “Portfolios”).

The parties hereby agree that ALPS and MIM shall reimburse, equally 50% each, Portfolio expenses and/or waive a portion of the investment advisory, sub-advisory, and other fees that ALPS and/or MIM is entitled to receive to the extent necessary such that Total Annual Fund Operating Expenses (as defined in Form N-1A) (excluding Distribution and Service (12b-1) Fees, Shareholder Service Fees, acquired fund fees and expenses, taxes, brokerage commissions and extraordinary expenses) do not exceed the levels set forth below:

Portfolio	Class I	Class II	Class III
Morningstar Conservative ETF Asset Allocation Portfolio	53bp	53bp	N/A
Morningstar Income and Growth ETF Asset Allocation Portfolio	53bp	53bp	N/A
Morningstar Balanced ETF Asset Allocation Portfolio	53bp	53bp	N/A
Morningstar Growth ETF Asset Allocation Portfolio	53bp	53bp	N/A
Morningstar Aggressive Growth ETF Asset Allocation Portfolio	53bp	53bp	N/A

ALPS and MIM will be permitted to recover, on a class-by-class basis, expenses each has borne through this letter agreement to the extent that each Portfolio’s expenses in later periods fall below the annual rates set forth in this agreement or in previous letter agreements. Notwithstanding the foregoing, a Portfolio will not be obligated to pay any such deferred fees and expenses more than three years after the end of the fiscal year in which the fee and expenses was deferred.

The Portfolio’s fee waiver/expense reimbursement arrangements with the Sub-Adviser and the Adviser permit the Sub-Adviser or the Adviser to recapture only if any such recapture payments do not cause the Portfolio’s expense ratio (after recapture) to exceed the lesser of (i) the expense cap in effect at the time of the waiver and (ii) the expense cap in effect at the time of the recapture. ALPS and MIM agree that such expense reimbursements and/or fee waivers for the Portfolios will be effective beginning on April 30, 2018, and shall continue through April 29, 2019.

ALPS ADVISORS, INC.

By:	/s/ Jeremy Held
Name:	Jeremy Held
Title:	President

MORNINGSTAR INVESTMENT MANAGEMENT, LLC

By:	/s/ Matthew Radgowski
Name:	Matthew Radgowski
Title:	Chief Operating Officer

Your signature below acknowledges acceptance of this Agreement:

ALPS VARIABLE INVESTMENT TRUST

By:	/s/ Jeremy O. May
Name:	Jeremy O. May
Title:	Treasurer